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                           January 6, 2023

       Aristides J. Pittas
       President and Chief Executive Officer
       EUROSEAS LTD.
       4 Messogiou & Evropis Street
       151 24 Maroussi, Greece

                                                        Re: EUROSEAS LTD.
                                                            Registration
Statement on Form F-3
                                                            Filed December 29,
2022
                                                            File No. 333-269066

       Dear Aristides J. Pittas:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at 202-551-8770 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Anthony Tu-Sekine, Esq.